Exhibit h (xvi) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K



                                    EXHIBIT B
                                     to the
                         Shareholder Services Agreement


                                SouthTrust Funds
                     SouthTrust Alabama Tax-Free Income Fund
                             SouthTrust Growth Fund


     This Shareholder Services Agreement is adopted by SouthTrust Funds with respect to the portfolios of the Trust set forth above.

     In compensation for the services provided pursuant to this Shareholder Services Agreement, SouthTrust will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of each Fund held during the month.

     Witness the due execution hereof this 13th day of May, 1999.


SouthTrust Funds


                                    By:  /s/ Beth S. Broderick
                                    Name:  Beth S. Broderick
                                    Title:  Vice President




                                    SouthTrust Bank, N.A.


                                    By:  /s/ Charles Beard
                                    Name:    Charles Beard
                                    Title: